Steven A. Mills Chairman of the Compensation Committee of the Board of Directors Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 www.mmc.com

Exhibit 10.1

September 19, 2017

Daniel S. Glaser
[Address]
[City, State, Zip Code]

Subject:    Terms of Employment

Dear Dan:
This third amendment to the letter agreement, dated September 18, 2013, between you and Marsh & McLennan Companies, Inc., as amended by the first amendment dated June 11, 2014 and second amendment dated May 18, 2016 (collectively, the "Letter Agreement"), revises the terms and conditions of your employment as follows:

1.	Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.
The terms of this third amendment are effective as of February 22, 2017. Except as amended by this third amendment, the Letter Agreement will continue to govern your employment as the President and Chief Executive Officer of Marsh & McLennan Companies, Inc.
Please acknowledge your agreement with the terms of the Letter Agreement, as amended by this third amendment, by signing and dating this and the enclosed copy of this third amendment and returning it to me.

Sincerely,

/s/ Steven A. Mills
Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Daniel S. Glaser
(Signature)

9/19/17
(Date)

September 19, 2017
Daniel S. Glaser

Exhibit A

Board or Committee Memberships	• International Advisory Board of BritishAmerican Business • Board of Trustees of The Institutes • Board of Trustees of Ohio Wesleyan University
Annual Base Salary	$1,400,000
Annual Target Bonus Opportunity
Bonus awards are discretionary. Target bonus of $2,800,000. Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time.

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target award of $9,500,000 (based on grant date fair value).
Other Benefits
• You will have access to a car and driver for business purposes and for work/home travel purposes.
• You will have access to corporate aircraft for personal travel, up to $130,000 in aggregate incremental cost each calendar year, commencing with the 2017 calendar year, as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends. The Company currently calculates incremental cost by adding the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering).
If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.